Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of ZIOPHARM Oncology, Inc. of our report dated February 16, 2017 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern), relating to the financial statements and the effectiveness of internal control over financial reporting of ZIOPHARM Oncology, Inc., appearing in the Annual Report on Form 10-K of ZIOPHARM Oncology, Inc. for the year ended December 31, 2016.

/s/ RSM US LLP

Boston, Massachusetts
October 4, 2017